Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Vice President,

Organizational Development and

Investor Relations

(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 1st QUARTER SALES AND EARNINGS
Management Reaffirms Full-Year E.P.S Guidance of $2.20 - $2.25

GREENWICH, CT, USA, May 25, 2005: Blyth, Inc. (NYSE: BTH), a leading designer and marketer of home fragrance and home décor products, today reported that Net Sales for the first quarter ended April 30, 2005 declined approximately 1% to $355.8 million compared to $359.0 million for the prior year period.  Operating Profit for the quarter was $19.6 million compared to $34.3 million for the prior year period.  Net Earnings for the quarter were $10.0 million versus $17.7 million a year earlier.  Diluted Net Earnings Per Share for the quarter were $0.24 per share compared to $0.38 a year earlier.

Blyth’s first quarter Net Sales declined approximately 1% due to lower organic sales in each of Blyth’s three operating segments, which combined offset additional sales from Edelman and Euro-Decor, acquired in September 2004.  The decline in the Company’s first quarter operating margin was mainly due to weak sales in the Direct Selling segment in North America.  The Direct Selling segment has a higher operating margin than the Company average.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “Increased channel competition in the Direct Selling segment impacted our North American PartyLite business during the first quarter, resulting in fewer parties being held.  We now have over 30,000 active U.S. independent sales consultants, though individual activity levels were lower than in last year’s first quarter.  Management continues to work on product innovation, training and sales and sponsoring tools to help our consultants navigate the current environment.”

Mr. Goergen continued to say, “While we are disappointed in our first quarter performance compared to last year, we recognize that our business has become more seasonal.  Without an improvement in the retail environment in all our major markets, it was difficult to realize meaningful organic growth in our Wholesale and Catalog & Internet segments during the typically quiet first quarter.”

In the Direct Selling segment, first quarter net sales declined 9% to $173.3 million versus $189.9 million for the same period last year due to lower sales in PartyLite’s U.S. and Canadian markets.  The factors negatively impacting this segment for several quarters, including increased party plan model competition and a reduction in the number of parties held per quarter, continued during the first quarter.  PartyLite’s European sales increased 7% during the quarter, with strong sales growth in PartyLite’s newest European markets offsetting a decline in PartyLite’s German market.  Consumer cautiousness in Germany resulted in a higher number of party cancellations during the quarter.  First quarter operating profit in the Direct Selling segment decreased to $28.0 million versus $38.0 million in the same period last year.

In the Wholesale segment, first quarter net sales increased approximately 15% to $146.3 million versus $127.8 for the same period last year, due to the aforementioned acquisitions of Edelman and Euro-Decor.  The net impact of the acquisitions and the divestiture of Jeanmarie Creations in April 2004 on the Wholesale segment’s net sales was approximately a positive 18% compared to a year earlier.  Lower sales resulted from a worldwide wholesale weakness in the home fragrance businesses.  North American home and seasonal décor sales were also lower compared to last year, while European sales of seasonal decorations were flat in the quarter compared to a year earlier.  First quarter operating loss in the Wholesale segment was $6.7 million compared to last year’s first quarter operating loss of $2.7 million.  Sales volume declines and continued pressure on raw material costs more than offset the benefit of the Wholesale segment acquisitions and divestiture on operating profit.

In the Catalog & Internet segment, first quarter net sales decreased approximately 12% to $36.2 million.  The sales decline was primarily due to the absence of Walter Drake’s Homewares catalog, as well as overall softness in Blyth’s catalog titles.  First quarter operating loss in this segment was $1.7 million versus an operating loss of $1.1 million in the same period last year.  The segment operating loss reflects the seasonal nature of this business.  The higher segment operating loss during the quarter was primarily the result of the sales shortfall.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

Blyth’s management reiterated that fiscal year 2006 Earnings Per Share are expected to be in the range of $2.20 to $2.25, as previously stated on April 19th.  Management noted that, with the addition of multiple acquisitions over the past five years, its business has become increasingly seasonal.  Cash flow from operations is anticipated to exceed $125 million in fiscal year 2006, and capital spending of $20 million is anticipated for the full year.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet in the “Investor Relations” section of our website at www.blyth.com.  The call will be archived on Blyth’s website.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry.  The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  Blyth manufactures most of its candles and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial CandleTM, Carolina®, CBK®, and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace® and Directions…the path to better health® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite®, Colonial®, Gies®, Liljeholmens®, Ambria®, Carolina®, KaemingkTM, Edelman® and Euro-Decor® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2005.

###

BLYTH, INC.

Consolidated Statements of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months Ended April 30, 2005	Three Months Ended April 30, 2004

Net sales	$355,768	$358,980
Cost of goods sold	187,423	175,969
Gross profit	168,345	183,011
Selling	111,861	115,075
Administrative	36,853	33,675
	148,714	148,750
Operating profit	19,631	34,261

Interest expense and other	5,925	4,341
Earnings before income taxes and minority interest	13,706	29,920
Income tax expense	3,975	12,195
Earnings before minority interest	9,731	17,725
Minority interest	(229)	50
Net earnings	$9,960	$17,675

Basic:
Net earnings per common share	$0.24	$0.39
Weighted average number of shares outstanding	40,904	45,665

Diluted:
Net earnings per common share	$0.24	$0.38
Weighted average number of shares outstanding	41,221	46,105

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2005	April 30, 2004
Assets
Cash and Cash Equivalents	$92,726	$232,267
Accounts Receivable, Net	111,536	101,533
Inventories	230,675	212,388
Property, Plant & Equipment, Net	249,073	254,431
Other Assets	370,878	342,391
	$1,054,888	$1,143,010

Liabilities and Stockholders’ Equity
Bank and Other Debt	$35,534	$51,377
Bond Debt	249,349	249,190
Other Liabilities	256,632	245,694
Stockholders’ Equity	513,373	596,749
	$1,054,888	$1,143,010